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                                                                  Exhibit (M)(7)


                             NORTH AMERICAN FUNDS
                             --------------------
                               DISTRIBUTION PLAN
                               -----------------
                                CLASS B SHARES
                                --------------


AMENDMENT made this 27th day of February, 2000 to the Class B Share Distribution Plan (the "Plan"), adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940 by the North American Funds, a Massachusetts business trust (the "Fund"), with respect to the Class B shares of beneficial interest (the "Class B Shares") of the Fund's investment portfolios. In accordance with
Section 6 of the Plan, the Plan shall be extended to the following additional investment portfolios established by the Fund:


Mid Cap Value Fund
Stock Index Fund                          Moderate Growth LifeStyle Fund
Small Cap Index Fund                      Conservative Growth LifeStyle Fund
Socially Responsible Fund                 Municipal Money Market Fund
High Yield Bond Fund                      Science & Technology Fund
Aggressive Growth LifeStyle Fund          Josephthal Strategic Growth Fund

The Amendment shall become effective with respect to the new portfolio in accordance with Section 6 of the Plan.